Exhibit 99.1

CorEnergy Announced Proposed Offering of Common Stock

Proceeds from public offering expected to fund the acquisition of MoGas Pipeline

FOR IMMEDIATE RELEASE

KANSAS CITY, MO. – November 17, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy") today announced that it intends to offer, subject to market and other conditions, 13,000,000 shares of its common stock in an underwritten public offering. CorEnergy also intends to allow the underwriters a 30-day option to purchase up to an additional 1,950,000 shares of the common stock, at the public offering price, less the underwriting discount.

CorEnergy intends to use the net proceeds from the offering to partially finance the planned $125 million purchase of the ownership and operations of an interstate natural gas pipeline system which originates in northeast Missouri, and extends into western Illinois and central Missouri.

BofA Merrill Lynch and Wells Fargo Securities will act as joint book running managers for the offering.

The shares of common stock are being offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission under the name Tortoise Capital Resources Corp.

Electronic copies of the preliminary prospectus supplement and accompanying base prospectus will be available this evening on the SEC website at www.sec.gov.

Hard copies of the preliminary prospectus supplement and base prospectus related to the offering can be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038 Attn: Prospectus Department or email dg.prospectus_requests@baml.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com